SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

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INTEGRATED INPATIENT SOLUTIONS, INC.

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[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which Issuance applies:

Common, $.0001 par value

2) Aggregate number of securities to which Issuance applies:

147,500,000 shares of Common Stock and

1,850,000 shares of Series B Preferred Stock

3) Per unit price or other underlying value of Issuance computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): NA

4) Proposed maximum aggregate value of Issuance: NA

5) Total fee paid: NA

 INTEGRATED INPATIENT SOLUTIONS, INC.

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INFORMATION STATEMENT PURSUANT TO SECTION 14

OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy

This information statement has been mailed on or about March 10, 2016 to the stockholders of record on February 29, 2016 (the "Record Date") of Integrated Inpatient Solutions, Inc., a Nevada corporation (the "Company") in connection with certain actions taken by the written consent by the majority stockholder of the Company. The actions to be taken pursuant to the written consent shall be effective on or about March 21, 2016.

This Information Statement is being sent in lieu of a meeting. By the written consent of the stockholder holding a majority of the voting power of the Company, the Company has agreed to the following (collectively, the “Actions”):

1)	File Articles of Conversion with the Nevada Secretary of State and Articles of Domestication with the Registrar of the Republic of the Marshall Islands effective March 21, 2016,
2)	Adopt a Plan of Conversion whereby the Company becomes a Marshall Islands company effective March 21, 2016 (together with Item 1, above, the “Reincorporation”)
3)	Change the Company’s name to Boston Carriers, Inc. effective March 21, 2016,
4)	Request new stock symbol effective March 21, 2016 which is more representative of the new name,
5)	Classify the Company’s current board of directors into three classes nearly equal in number as the total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three (3) classes expiring each year. The initial term of office of the Class I directors shall expire at the 2018 annual meeting of shareholders, the initial term of office of the Class II directors shall expire at the 2019 annual meeting of shareholders and the initial term of office of the Class III directors shall expire at the 2020 annual meeting of shareholders. Commencing with the 2018 annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified, unless such director is removed, resigns or dies prior to the annual meeting of shareholders in which such director’s term of office expires,
6)	Designate the current directors into classes as follows: Class 1: Fred Pier, Class 2: Harris Frangos and Class 3: Antonios Bertsos, and

7)	Following consummation of the above items file Amended and Restated Articles of Incorporation which increase the authorized shares of the Company’s stock to the following:

The Corporation shall have authority to issue fifty billion two million and one hundred thousand (50,002,100,000) shares of capital stock, of which (i) forty billion (40,000,000,000) shares shall be registered shares of common stock, par value of US$0.0001 per share (the “Common Shares”); (ii) five billion (5,000,000,000) shares shall be registered shares of Class B common stock, par value US$0.0001 per share (the “Class B Shares”); (iii) one million eight hundred and fifty thousand (1,850,000) shares shall be registered preferred shares, each with a par value of US$0.0001 (the “Series A Preferred Shares”), this Series A Preferred Stock will automatically convert, with no action by the holders thereof, into shares of common stock of the Corporation at a rate of 1,000 shares of common stock for each Series A Preferred share, on the date that is five (5) business days following the distribution by the Corporation of a cash dividend to the shareholders of its common stock of all amounts received by the Corporation as a refund to the Corporation from the United States Internal Revenue Service in connection with the Corporation's 2014 federal tax return less a maximum of $20,000 which would solely be used to pay the Corporation’s obligation under a settlement agreement relating to the Strong v. Strong lawsuit (the "Dividend"). The Series A Preferred Shares are not participating shares and prior to conversion the holders thereof shall not receive any dividend or other distribution from the Corporation and no portion of the Dividend will be distributed for the benefit of the holders of Series A Preferred shares. Prior to conversion, however, the holders of Series A Preferred shares shall be entitled to vote on all matters on which holders of common stock are entitled to vote and shall vote as if such Series A Preferred shares had converted, provided however, that the holders of Series A Preferred shares shall not be entitled to vote on any matter which would amend the terms of and restrictions on the Series A Preffered shares. (iv) two hundred and fifty thousand (250,000) shares shall be registered preferred shares, each with a par value of US$0.0001 (the “Series B Preferred Shares”) with the holder of this Series B Preferred stock having the right to convert the preferred stock into common stock at a ratio of ten shares of common stock for each share of preferred stock held and having no other right and (v) five billion (5,000,000,000) shares shall be registered preferred shares, each with a par value of US$0.0001 (the “Series C Preferred Shares”) . The number of authorized shares of Common Shares, Class B Shares Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution of the Board of Directors or the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Actions is authorized by Section 78.320(2) of the Nevada Revised Statutes (the "NRS"), which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to approve the Actions as quickly as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of stockholder holding a majority of the voting power of the Company.

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the NRS. No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters' rights under the NRS are afforded to the Company's stockholders as a result of the adoption of the Actions.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Antonios Bertsos

Chief Executive Officer

 OUTSTANDING VOTING STOCK OF THE COMPANY

As of the Record Date, there were 147,500,000 shares of common stock outstanding and 1,850,000 shares Series B preferred stock (the “Preferred Stock”). The holders of common stock are entitled to one vote for each share of common stock held. Each share of Preferred Stock converts into 1,000 shares of common stock and votes along with the common stock on an as converted basis. Accordingly, the Preferred Stock represents 1,850,000,000 votes and the sole holder of the preferred stock controls approximately 92.6% of the voting power of the Company. The holder of the preferred stock voted in favor of the Actions.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 29, 2016, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. For purposes of this table we have treated the Preferred Stock as converted into Common Stock.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on the shares outstanding on February 29, 2016, adjusted as required by rules promulgated by the Securities and Exchange Commission.

Name and Address of	Shares	Percent
Beneficial Owner	Owned	Owned
Antonios Bertos	1,850,000,000	92.6%
c/o Boston Carriers
18 Nap. Zerva Str.
166 75 Glyfada, Greece

Harris Frangos	0	0%
c/o Boston Carriers
18 Nap. Zerva Str.
166 75 Glyfada, Greece

Fred Pier	0	0%
c/o Boston Carriers
18 Nap. Zerva Str.
166 75 Glyfada, Greece

All Directors and Officers as a Group	1,850,000,000	92.6%
(3 Persons)

AUTHORIZATION OR ISSUANCE OF SECURITIES

The holder of the majority of the Company’s voting power has also approved filing an amendment to the Company’s new, Marshall Islands Articles of Incorporation, which will be filed after effectiveness of the Reincorporation which will increase the authorized shares of the Company’s capital stock to fifty billion two million and one hundred thousand (50,002,100,000) shares of capital stock, of which (i) forty billion (40,000,000,000) shares shall be shares of common stock, par value of US$0.0001 per share (the “Common Shares”); (ii) five billion (5,000,000,000) shares shall be shares of Class B common stock, par value US$0.0001 per share (the “Class B Shares”); (iii) one million eight hundred and fifty thousand (1,850,000) shares shall be preferred shares, each with a par value of US$0.0001 (the “Series A Preferred Shares”), this Series A Preferred Stock will automatically convert, with no action by the holders thereof, into shares of common stock of the Corporation at a rate of 1,000 shares of common stock for each Series A Preferred share, on the date that is five (5) business days following the distribution by the Corporation of a cash dividend to the shareholders of its common stock of all amounts received by the Corporation as a refund to the Corporation from the United States Internal Revenue Service in connection with the Corporation's 2014 federal tax return less a maximum of $20,000 which would solely be used to pay the Corporation’s obligation under a settlement agreement relating to the Strong v. Strong lawsuit (the "Dividend"). The Series A Preferred Shares are not participating shares and prior to conversion the holders thereof shall not receive any dividend or other distribution from the Corporation and no portion of the Dividend will be distributed for the benefit of the holders of Series A Preferred shares. Prior to conversion, however, the holders of Series A Preferred shares shall be entitled to vote on all matters on which holders of common stock are entitled to vote and shall vote as if such Series A Preferred shares had converted, provided however, that the holders of Series A Preferred shares shall not be entitled to vote on any matter which would amend the terms of and restrictions on the Series A Preferred shares. (iv) two hundred and fifty thousand (250,000) shares shall be preferred shares, each with a par value of US$0.0001 (the “Series B Preferred Shares”) with the holder of this Series B Preferred stock having the right to convert the preferred stock into common stock at a ratio of ten shares of common stock for each share of preferred stock held and having no other right and (v) five billion (5,000,000,000) shares shall be preferred shares, each with a par value of US$0.0001 (the “Series C Preferred Shares”).

ELECTION OF DIRECTORS

Among the approved Actions, the holder of a majority of the Company’s voting power has approved that the Corporation’s Board of Directors be classified into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three (3) classes expiring each year.  The initial term of office of the Class I directors shall expire at the 2018 annual meeting of shareholders, the initial term of office of the Class II directors shall expire at the 2019 annual meeting of shareholders and the initial term of office of the Class III directors shall expire at the 2020 annual meeting of shareholders.  Commencing with the 2018 annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified, unless such director is removed, resigns or dies prior to the annual meeting of shareholders in which such director’s term of office expires.

That the following individuals were elected to serve as Directors in the classes indicated below:

Class 1: Fred Pier

Class 2: Harris Frangos

Class 3: Antonios Bertsos

The Biography of each our Directors is set forth below:

Antonios Bertsos, C.E.O., C.F.O. and Director

Mr Bertsos, age 41, has been the Chief Executive Officer of Boston Carriers since inception in July 2015. He became our Chief Executive Officer, Chief Financial Officer and a Director on December 31, 2015. From August 2011 through July 2015 he served as the Chief Financial Officer of Newlead Holdings, Ltd., a NASDAQ traded company with a fleet of 6 tankers and 16 drybulk vessels (“Newlead”). His major responsibilities there included overseeing the company’s financial reporting, investor relations and communicating with capital market analysts. He was also responsible for evaluation, negotiation and financial modeling for acquisitions of potential new vessels. Prior to holding that position, he served from March 2010 until August 2011 as the Chief Operating Officer Deputy of Newlead. From February 2005 through February 2010 he serve as the Chief Financial Officer and a member of the Board of Directors of Aries Energy Corporation Group, which held investments in various fields including shipping and which was the controlling party of AMT, a NASDAQ company in which he prepared the reports and documents needed for the Securities and Exchange Commission relating to the company’s initial public offering and oversaw the company’s financial reporting until 2008. From September 1999 through February 2005 he served as an auditor with PriceWaterhouseCoopers. He holds a Bachelor of Science in Finance from Deree College in Athens, Greece and a Postgraduate Diploma in Business Administration from Leicester University.

Harris Frangos, Director

Mr. Frangos, age 41 has more than 20 years’ experience in the shipping industry in areas ranging from management, to chartering and operation of dry cargo ships. He has served as a shipbroker in Carriers Chartering Corp SA at the Sale and Purchase department since November 1, 2004. During his career he has negotiated and concluded many high value transactions on new-building contracts, secondhand sales, sale and leaseback, bareboat hire purchase agreements and other structured shipping transactions. He is a member of the Hellenic Shipbrokers Association. He received his Diploma in Shipping from Business College of Athens, Greece and a Postgraduate Diploma in Shipping Management from LIST of London, United Kingdom.

Fred Pier, Director

Mr. Pier, age 48, has more than 25 years’ experience in the commercial and private banking sectors. Included in this is more than 15 years’ experience in the structured finance of both private and public markets. From 2007 to April 2014, he served as a Senior Director at Oppenheimer and Company Inc., providing institutional fixed income sales and coverage of middle market fixed income positions. Previously from May 2006 to November 2007 he served as Managing Director with Bear Stearns, and from July 2003 to May 2006 he as a Senior Vice President with Wachovia Securities. He holds a Bachelors’ degree from the University of North Texas and a Master’s of Business Administration from the Graduate School of Management at the University of Dallas.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated March 8, 2016	Intergrated Inpatient Solutions, Inc.

Antonios Bertsos
CEO and Director